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                                  EXHIBIT 99.1

     Important Factors Regarding Forward Looking Statements

From time to time, we may make forward looking statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization, as well as other estimates relating to future operations. There are certain key factors that could cause future results to differ materially from those anticipated by management including, but not limited to, the following:

Early Stage of Development; No Product Sales to Date. We commenced operations in 1992. We currently have no products for sale nor is there any guarantee that we will ever have marketable products. All of our product candidates are in research or development, and no revenues have been generated from product sales. To date, we have financed our operations through public stock offerings, private sales of equity securities, equipment lease financings and license payments from our strategic partners. To achieve profitable operations, we, alone or with others, must successfully develop, obtain regulatory approval for, introduce, market and sell products. We do not expect to receive revenue from the sale of any of our product candidates for the next several years. There can be no assurance that our product development efforts will be successfully completed, that required regulatory approvals will be obtained in a timely manner, if at all, that our product candidates can be manufactured at an acceptable cost and with acceptable quality or that any approved products can be successfully marketed.

Dependence on AngioMARK. AngioMARK is currently our only product candidate in human clinical trials, and there is no guarantee that any of our other development projects will yield a product candidate suitable for entry into clinical trials. The failure of AngioMARK to achieve regulatory approval and market acceptance would have a material adverse effect on our business, financial condition and results of operations.

Dependence on MRI Advancements for Cardiac Applications. Existing MRI scanners do not have the capability to perform coronary angiography without improvements in current MRI hardware and software. The success of cardiac applications of AngioMARK is therefore dependent on advancements in MRI hardware and software. Although several leading MRI manufacturers, academic centers and others are developing advanced hardware and software, there can be no assurance when, or if, these techniques will enable AngioMARK to provide clinically relevant images in cardiac indications currently being pursued.

Uncertainty of Market Acceptance of Technology and Products. The commercial success of AngioMARK and our other product candidates, when and if approved for marketing by the United States Food and Drug Administration (the "FDA") and corresponding foreign agencies, will depend on their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. While contrast agents are currently used in an estimated 25% of all MRI exams, there are no targeted vascular agents approved by the FDA in use. Furthermore, clinical use of MRI for vascular imaging has been limited, and use of MRI for cardiac imaging has occurred mainly in research. Market acceptance, and thus sales of our product candidates, will depend on several factors, including safety, price, ease of administration,


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effectiveness and the rate of adoption of up-to-date MRI technology. Market acceptance will also depend on our ability and the ability of our strategic partners to educate the medical community and third-party payors about the benefits of diagnostic imaging with MRI enhanced with our product candidates compared to imaging with other modalities. Our MRI contrast agents represent a new approach to imaging the cardiovascular system ("CVS"), and market acceptance both of MRI as an appropriate imaging technique for the CVS and of our product candidates is critical to our success. There can be no assurance that our product candidates will gain market acceptance. Failure to achieve market acceptance would have a material adverse effect on our business, financial condition and results of operations.

Intense Competition and Risk of Technological Obsolescence. Medical technology is subject to intense competition and rapid technological change. We have many competitors, including pharmaceutical, biotechnology and chemical companies, a number of which, including both of our strategic partners, are actively developing and marketing products that could compete with our product candidates. Many of these competitors have substantially greater capital and other resources than us and may represent significant competition for us. Such companies may succeed in developing technologies and products that are more effective or less costly than any of those that we may develop, and such companies may be more successful than us in developing, manufacturing and marketing products. Furthermore, there are several well-established medical imaging modalities that currently compete, and will continue to compete, with MRI including X-ray angiography, computer assisted tomography ("CT"), nuclear medicine and ultrasound. Other companies are actively developing the capabilities of the competing modalities to enhance their effectiveness in CVS imaging. There can be no assurance that we will be able to compete successfully in the future or that developments by others will not render AngioMARK or our future product candidates obsolete or non-competitive or that our strategic partners or customers will not choose to use competing technologies or products.

Dependence on Licensed Technology. We and Massachusetts General Hospital ("MGH") have entered into a license agreement referred to herein as the MGH License, pursuant to which we are the exclusive licensee to certain technology, including certain patents and patent applications, which relates to our product candidates, including AngioMARK. The MGH License imposes various commercialization, sub-licensing, royalty and other obligations on us. Our failure to comply with these and other requirements could result in the conversion of the license from being exclusive to non-exclusive in nature or termination of the license agreement itself. Any such event would have a material adverse effect on our business, financial condition and results of operations.

Dependence on Strategic Partners. We are dependent on strategic partners for support in product development and the regulatory approval process as well as a variety of activities including manufacturing, marketing and distribution of our products in the United States and abroad, when and if our product candidates are approved for marketing by the FDA and corresponding foreign agencies. To date, we have entered into several strategic alliances, including a collaboration agreement with Mallinckrodt Group Inc. ("Mallinckrodt") to develop and commercialize AngioMARK and other MRI vascular agents worldwide, excluding Japan, and a development and license agreement with Daiichi Radioisotope Laboratories, Ltd. ("Daiichi") for the development and commercialization of AngioMARK in Japan. We may not receive milestone payments from these alliances should AngioMARK fail to meet certain performance


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targets in clinical trials. Further, our receipt of revenues from strategic alliances is affected by the level of efforts of our partners. There can be no assurance that our partners will devote the resources necessary to complete development, and commence marketing, of AngioMARK in their respective territories, or that they will successfully market AngioMARK. Both Mallinckrodt and Daiichi currently manufacture imaging agents for other modalities that will compete against AngioMARK. We, together with Mallinckrodt, will share responsibility for setting the price of the product worldwide, except Japan, and Daiichi will be responsible for setting the product price in Japan. There can be no assurance that either Mallinckrodt or Daiichi will do so in a manner that maximizes revenues for us. In addition, Daiichi has the right to terminate our agreement on short notice under certain circumstances, and there is no guarantee that it will not exercise this right. Our failure to receive milestone payments, a reduction or discontinuance of efforts by our partners or the termination of these alliances would have a material adverse effect on our business, financial condition and results of operations.

There can be no assurance that we will be successful in entering into additional strategic alliances for the development and commercialization of future product candidates, nor that these alliances, if entered into, will be on terms favorable to us or will be successful. If we were unable to enter into future strategic alliances with capable partners on commercially reasonable terms, the development and commercialization of future product candidates would be delayed and possibly postponed indefinitely.

Unproven Safety and Effectiveness of Product Candidates; Uncertainties Related to Clinical Trials. Our product candidates are in research and development and will require additional research and development, extensive clinical testing and regulatory approval prior to any commercial sales. We cannot predict if or when any of our products under development will be commercialized. We currently have only one product candidate, AngioMARK, in clinical trials. We will be required to successfully complete clinical trials in the United States to demonstrate the safety and efficacy of AngioMARK, currently in Phase III clinical trials, prior to obtaining FDA approval. There can be no assurance that clinical trials will be successful, or that they will be completed in a timely manner. Although no clinically significant adverse effects from AngioMARK in Phase I and Phase II clinical trials have been reported to date, results are based on preliminary data only, and there can be no assurance that serious side effects will not be reported as the clinical trial proceeds. The results from early clinical trials may not be predictive of results that will be obtained in large scale clinical trials, as a number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. There can be no assurance that additional Phase II or Phase III clinical trials for AngioMARK will be conducted or that such trials, if begun, will demonstrate any efficacy or will be completed successfully in a timely manner, if at all. The rate of completion of our clinical trials is dependent upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the clinical protocol under which AngioMARK will be studied, the proximity of the patient to a clinical site and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, regulatory filing delays, or both. Furthermore, we, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time. Failure to complete successfully any of our clinical trials on a timely basis or at all would have a material adverse effect on our business, financial condition and results of operations.


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Uncertainty Regarding Patents and Proprietary Rights. We consider the protection of our proprietary technologies to be material to our business prospects. We pursue a comprehensive patent program for our product candidates in the United States and in other countries where we believe that significant market opportunities exist. We own or have an exclusive license to patents and patent applications on the critical aspects of our core technology as well as many specific applications of this technology. However, the patent positions of pharmaceutical and biopharmaceutical firms, including ours, generally include complex legal and factual questions. There can be no assurance that the issued patents owned or licensed to us, or any patents that may be issued in the future, will effectively protect our technology or provide a competitive advantage. There can be no assurance that any of the patents or patent applications owned or licensed by us will not be challenged, invalidated or circumvented in the future.

Our commercial success will also depend on our ability to operate without infringing upon the patents of others in the United States and abroad. If any third-party patents are upheld as valid and enforceable in any judicial or administrative proceeding, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the owners of each such patent, or to redesign our products or processes to avoid infringement. There are pending or issued patents, held by parties not affiliated with us, relating to technologies used by us in the development or use of certain of our contrast agents. In particular, we are aware of certain patents in the United States, Japan and elsewhere owned by or licensed to one party that relate to MRI contrast agents and which may cover certain of our MRI contrast agents, including AngioMARK. Mallinckrodt, one of our strategic partners, has rights from this third party under those patents, which we and Mallinckrodt believe will permit Mallinckrodt to manufacture, market and sell AngioMARK and other products developed pursuant to the collaboration agreement between us and Mallinckrodt, were AngioMARK and those other products to be held to fall within the claims of those third-party patents. If the agreement with Mallinckrodt is terminated by either party, we would likely be required to enter into a strategic alliance with another party having a license from this third party or obtain a license from this third party directly or from others licensed by this third party in order to manufacture, market and sell AngioMARK and other chelate-based MRI contrast agents. However, there can be no assurance that we would be able to consummate a strategic alliance with a party having this third-party license or obtain licenses from third parties on commercially reasonable terms, if at all. One of the Japanese patents of this third party will expire in 2007. We have filed an appeal in the Japanese Patents Office requesting that this patent be declared invalid. This appeal will likely take several years to finally resolve. While we believe that we will prevail in this proceeding, there can be no assurance as to the scope of the claims that the third party will maintain. The remaining patent rights of this third party in Japan will expire in 2002, before such time as we presently anticipate that Daiichi will have material sales of AngioMARK in Japan and, therefore, we believe that the existence of such patents in Japan is unlikely to have a material adverse effect on us. However, in the event that we do not prevail in our appeal to the Japanese Patent Office or Daiichi commercializes AngioMARK in Japan before 2002, we may be required to obtain an appropriate license from this third party or from others licensed by this third party, or take other measures to avoid infringement of third-party patents, including delaying the commencement of product sales. There can be no assurance that our current or future activities will not be challenged in the future, that additional patents will not be issued containing claims materially constraining our proposed activities, that we will not be required to obtain licenses from third parties, or that we will not become involved in costly, time-consuming litigation regarding patents in the field of contrast agents, including actions brought to challenge


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or invalidate our own patent rights.

Many of our competitors are continuing to actively pursue patent protection for activities and discoveries similar to our activities and discoveries. There can be no assurance that these competitors, many of which have substantially greater resources than us and have made substantial investments in competing technologies, will not seek to assert that our products or chemical processes infringe their existing patents and/or will not seek new patents that claim to cover aspects of our technology. Furthermore, patent applications in the United States are maintained in secrecy until patents are issued, and patent applications in foreign countries are maintained in secrecy for a specified period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. In addition, patents issued and patent applications filed relating to pharmaceuticals are numerous. Therefore, there can be no assurance that we are aware of all competitive patents, either pending or issued, that relate to products or processes used or proposed to be used by us.

The pharmaceutical and biotechnology industries have been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation may be necessary to enforce any patents issued to us and/or determine the scope and validity of others' proprietary rights. We may have to participate in interference proceedings declared by the United States Patent and Trademark Office or by foreign agencies to determine the priority of inventions. Any involvement in litigation surrounding these issues could result in extensive costs to us as well as cause a significant distraction for management. Such costs could have a material adverse effect on our business, financial condition and results of operations.

We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We typically require our employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships with us. There can be no assurance, however, that these agreements will not be breached or that we will have adequate remedies for any breach. Furthermore, there can be no assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technology, or that we can meaningfully protect our rights in unpatented proprietary technology. Several of our management and scientific personnel were formerly associated with other pharmaceutical and biotechnology companies and academic institutions. In some cases, these individuals are conducting research in similar areas with which they were involved prior to joining us. As a result, we, as well as these individuals, could be subject to claims of violation of trade secrets and similar claims.

We intend to vigorously protect and defend our intellectual property. It may be necessary for us to bring costly and time-consuming litigation to enforce patents issued to us, to protect trade secrets or know-how we own, or to determine the enforceability, scope and validity of the proprietary rights of others.

Extensive Government Regulation; No Assurance of Regulatory Approval. We are subject to extensive governmental regulatory requirements and a lengthy approval process for our product candidates. The development and commercial use of our product candidates will be regulated by numerous federal, state and local governmental authorities in the United States, including the FDA and comparable foreign regulatory agencies abroad. The nature of our research and development and manufacturing processes requires


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the use of hazardous substances and testing on certain laboratory animals.
Accordingly, we are subject to extensive federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes, as well as the use of and care for laboratory animals. Although we believe we are in compliance with all such laws and maintain policies and procedures to ensure that we remain in compliance, there can be no assurance that accidents will not happen that would expose us to legal risk and/or financial loss. Furthermore, there can be no assurance that current laws will not be changed or that new laws will not be passed that force us to change our policies and procedures, an event which could impose significant costs on us.

The regulatory approval process for new MRI contrast agents, including required preclinical studies and clinical trials, is lengthy and expensive. Although certain of our employees have experience in obtaining regulatory approvals, we have only limited experience in filing or pursuing applications necessary to gain regulatory approvals. Preclinical testing of our product development candidates is subject to Good Laboratory Practices ("GLP") as prescribed by the FDA and the manufacture of any products developed by us will be subject to Good Manufacturing Practices ("GMP") as prescribed by the FDA. There can be no assurance that the necessary FDA clearances and subsequent approvals will be obtained in a timely manner, if at all. There can be no assurance as to the length of the clinical trial period or the number of patients that will be required to be tested in the clinical trials in order to establish the safety and efficacy of AngioMARK or any future product candidates of ours. We may encounter unanticipated delays or significant costs in our efforts to secure necessary approvals. There can be no assurance, even after the performance of clinical trials and the passage of time and the expenditure of such resources, that regulatory approval will be obtained for AngioMARK or any other product candidates that we may develop. Our analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent FDA regulatory approval. Future United States legislative or administrative actions also could prevent or delay regulatory approval of our product candidates. Even if regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed. A marketed product also is subject to continual FDA and other regulatory agency review and regulation. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions. Further, many academic institutions and companies conducting research and clinical trials in the MRI contrast agent field are using a variety of approaches and technologies. Any adverse results obtained by such researchers in preclinical studies or clinical trials could adversely affect the regulatory environment for MRI contrast agents generally. In addition, if marketing approval is obtained, the FDA may require post-marketing testing and surveillance programs to monitor the product's efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of the monitored product.

We and our strategic partners are also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of our products. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above, and there can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all.

History of Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. Our future financial results are uncertain. We


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have experienced significant losses since we commenced operations in 1992. As of
December 31, 1999, we had accumulated net losses of approximately $45.4 million. These losses have resulted primarily from expenses associated with our research and development activities, including preclinical and clinical trials, and general and administrative expenses. We anticipate that our research and development expenses will increase significantly in the future and we expect to incur substantial losses over at least the next several years. There can be no assurance that we will ever be able to generate revenues from the sale of products. Moreover, even if we generate product revenues, there can be no assurance that we will be able to achieve or sustain profitability. Our results of operations have varied and will continue to vary significantly from quarter to quarter and depend on, among other factors: the timing of fees and milestone payments received from strategic partners; our formation of new strategic alliances; the timing of expenditures in connection with research and development activities, including clinical trials; the timing of product introductions and associated launch, marketing and sales activities; and the timing and extent of product acceptance for different indications and geographical areas of the world.

Future Capital Needs; Uncertainty of Additional Funding. Since inception, we have funded our operations primarily through our public offerings of Common Stock, private sales of equity securities, equipment lease financings and license payments from our strategic partners. We believe that existing cash and cash equivalents as well as the proceeds we receive under our Non-Negotiable Promissory Note from Mallinckrodt will be sufficient to fund our operations through the first quarter of 2001. We believe that we will need to raise substantial additional funds for research, development and other expenses, through equity or debt financings, strategic alliances or otherwise, prior to commercialization of any of our product candidates. Our future liquidity and capital requirements will depend upon numerous factors, including the following: the progress and scope of clinical trials; the timing and costs of filing future regulatory submissions; the timing and costs required to receive both United States and foreign governmental approvals; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; the extent to which our products gain market acceptance; the timing and costs of product introductions; the extent of our ongoing research and development programs; the costs of training physicians to become proficient with the use of our products; and, if necessary once regulatory approvals are received, the costs of developing marketing and distribution capabilities. There can be no assurance that additional financing will be available on terms acceptable to us, or at all. Our inability to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to our existing stockholders.

Limited Manufacturing Capability. We do not have, nor do we currently have plans to develop, full-scale manufacturing capability for AngioMARK. While we do manufacture small amounts of AngioMARK for research and development efforts, we intend to rely on Mallinckrodt as the primary manufacturer of AngioMARK for Phase III clinical trials as well as for any future human clinical trials and commercial use. If Mallinckrodt is unable to produce AngioMARK in adequate amounts and at a reasonable cost or to comply with


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any applicable regulations, including GMP, it could have a material adverse effect on our business, financial condition and results of operations. Furthermore, should Mallinckrodt fail to fulfill its manufacturing responsibilities satisfactorily, we could be forced to find an alternative manufacturer. There can be no assurance that we would be able to find such an alternative manufacturer. In the event we were forced to develop our own FDA-approved full-scale manufacturing capability, it would require significant expenditures of capital and management attention and resources and could require us to obtain a license from a third party, and would result in a delay in the approval or commercialization of AngioMARK. There can be no assurance that we would be able to obtain such a license on commercially reasonable terms, if at all.

Dependence on Suppliers. We currently procure the raw materials for the various components of AngioMARK from a broad variety of vendors and, wherever possible, maintain relationships with multiple vendors for each component. There are a number of components of AngioMARK for which the largest suppliers may have significant control over the market price due to controlling market shares. If any one of our suppliers decided to increase prices significantly or reduce quantities of components of AngioMARK available for sale to us, it could have a material adverse effect on our ability to commercialize AngioMARK and on our business, financial condition and results of operations.

Potential Product Liability Exposure and Insurance. The clinical testing, manufacturing and marketing of our product candidates may expose us to product liability claims, and there can be no assurance that we will not experience material product liability losses in the future. We currently have limited product liability insurance for the use of our product candidates in clinical research, but there can be no assurance that such coverage will continue to be available on terms acceptable to us or that such coverage will be adequate for liabilities actually incurred. We do not have product liability insurance coverage for the commercial sale of our products but intend to obtain such coverage if and when our product candidates are commercialized. However, there can be no assurance that we will be able to obtain adequate additional product liability insurance coverage on acceptable terms, if at all. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, may have a material adverse effect on our business, financial condition and results of operations.

Uncertainty of Adequate Reimbursement. We could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors, particularly to the extent any such changes affect reimbursement for procedures in which our product candidates would be used. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from third-party payors for the procedures in which our product candidates would be used, or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on our business, financial condition and results of operations. If we obtain the necessary foreign regulatory approvals, market acceptance of our product candidates in international markets would be dependent, in part, upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. We intend to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and failure to receive international reimbursement approvals could have an adverse effect on market acceptance of our products in the international markets in which such approvals are


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sought.

Dependence Upon Key Personnel. Our future business and operating results depend in significant part upon the continued contributions of our key technical and senior management personnel, many of whom would be difficult to replace and certain of whom perform important functions for us beyond those functions suggested by their respective job title or description. Our future business and operating results also depend in significant part upon our ability to attract and retain qualified management, operational and technical personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel. Although we maintain key life insurance on the lives of certain officers, the loss of any key employee, the failure of any key employee to perform in his or her current position, or our inability to attract and retain skilled employees, as needed, could have a material adverse effect on our business, financial condition and results of operations.

Possible Volatility of Share Price. The market prices of the capital stock of medical technology companies have historically been very volatile, and the market price of the shares of our common stock may be highly volatile. The market price of the shares of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, announcements of technological innovations, new products or new contracts by us or our competitors, developments with respect to patents or proprietary rights, conditions and trends in the pharmaceutical and other technology industries, adoption of new accounting standards affecting such industries, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of development stage companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, class action securities litigation has often been brought against that company. Such litigation, if brought against us, could result in substantial costs and a diversion of management's attention and resources.

Anti-Takeover Effect of Certain Charter and By-Law Provisions and Delaware Law. Our Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock or limit the price that investors might be willing to pay for shares of our common stock. The Restated Certificate provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors and certain provisions of our By-laws and of Delaware law applicable to us could delay or make more difficult a merger, tender offer or proxy contest involving our company. For example, we are subject to Section 203 of the General Corporate Law of Delaware which, subject to some exceptions, restricts transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. These provisions may have the effect of delaying or preventing a change of control of our company without action by the stockholders and, therefore, could adversely affect the price of our stock.


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Absence of Dividends. To date, we have neither declared nor paid any cash dividends on shares of our common stock and do not anticipate paying any cash dividends in the foreseeable future.